Item 7
 BlackRock Life Limited
 BlackRock Investment Management (UK) Limited
 BlackRock Asset Management Canada Limited
 BlackRock (Netherlands) B.V.
 BlackRock Investment Management (Australia) Limited
 BlackRock Fund Advisors
 BlackRock Asset Management North Asia Limited
 BlackRock Asset Management Ireland Limited
 BlackRock Institutional Trust Company, National Association
 BlackRock Financial Management, Inc.
 BlackRock Fund Managers Ltd
 BlackRock Asset Management Schweiz AG



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.